CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Richard D. Propper, MD		The Equity Group Inc.
(619) 795-4627		Adam Prior
Dr. Wang Changli		(212) 836-9606
(8610) 5898 1332		aprior@equityny.com

FOR IMMEDIATE RELEASE

HLS SYSTEMS INTERNATIONAL LTD. REPORTS FINANCIAL RESULTS
FOR ITS FISCAL YEAR ENDED JUNE 30, 2007

Highlights

•	Total revenues increased 13.3% to $101.89 million
•	Comprehensive income of $15.81 million, reduced from $22.21 million as the result of a one-time $6.4 million merger related expense

Beijing, China – September 27, 2007 – HLS Systems International Ltd. (OTCBB: HLSYF, HLSWF, HLSUF), (“HLS” or “the Company”), one of the leading automation systems providers in the People’s Republic of China (PRC), today announced its financial results for the fiscal year ended June 30, 2007 (see attached tables). These results do not include the results of Chardan North China Acquisition Corporation, the Specified Purpose Acquisition Corporation (“SPAC”) with which HLS combined on September 20, 2007. HLS now owns 74.11% and 89.64%, respectively, of Beijing and Hangzhou HollySys, and has approximately 29,200,000 shares outstanding and 11,500,000 warrants outstanding.

Dr. Wang Changli, HLS Systems’ Chief Executive Officer, stated, “We are very pleased with HLS’ growth over the past twelve months, and feel that the Company is now in a prime position to expand operations in the PRC and internationally. We signed a record number of contracts during the year, and our backlog at June 30, 2007 increased 17.5% to $101.92 million from $86.75 million at June 30, 2006. Subsequent to our fiscal 2007 year-end we have signed several substantial contracts which cover projects in the rail and nuclear industries and are in higher margin sectors than our standard industrial business. We expect that our margins and earnings will increase as we further penetrate into these markets.”

HLS Systems International Ltd.	Page 2
September 27, 2007

Dr. Wang continued, “In addition to our constant focus on winning contracts and securing new business, we are also working towards positioning HLS for future growth and expansion. We feel the access to additional capital as a result of the Chardan North merger will greatly enhance our ability to pursue a variety of potential acquisition possibilities to help accelerate the next phase of our growth. We are evaluating multiple potential candidates, but will only pursue those that can further strengthen our position in the industrial, nuclear and rail automation markets and are strategically aligned with our core expansion strategy. Possibilities include increasing ownership positions in certain domestic companies in which HLS currently holds a minority interest, Chinese companies that fit our business model, and candidates outside of China.”

Year-End Financial Results
For the fiscal year-ended June 30, 2007, total revenues were $101.89 million, an increase of 13.3% from $89.92 million in the prior fiscal year. This increase was largely due to a higher number of total integrated contracts under operations, with 2,089 contracts for the year-ended June 30, 2007 compared to 1,609 contracts for the prior fiscal year. HLS also reported product revenue, the selling of spare parts and component products to customers for maintenance and replacement purposes, of $4.51 million for the fiscal year-ended June 30, 2007, an increase of approximately $776,000, or 20.8%, from $3.73 million in the prior year.

As a percentage of total revenues, the overall gross margin declined slightly to 35.1% for the fiscal year-ended June 30, 2007 from 35.6% for the prior fiscal year, primarily due to HLS purchasing a higher proportion of spare parts and components from third parties in order to satisfy its customers’ maintenance and replacements needs. Gross margin for integrated contracts slightly increased to 34.0% for the fiscal year-ended June 30, 2007 from 33.7% for the prior year. This increase was due primarily to the commencement of a higher number of railway and city light rail transportation contracts versus the prior year, which generated higher margins than the traditional industrial contracts that comprised the majority of the work in process during fiscal 2006.

The Company reported income from operations of $18.43 million for the fiscal year-ended June 30, 2007, compared to $18.99 million in the prior fiscal year. The slight decline was largely due to a $2.56 million increase in research and development expenses from fiscal 2006 related to railway signaling control systems. The nature of HLS’ business entitles the Company to receive governmental subsidies to encourage and support its research and development activities. The Company reports its research and development expenses as a net figure, which is the amount spent less the amount of current government subsidies received respectively.

HLS Systems International Ltd.	Page 3
September 27, 2007

The Company reported a net interest expense of $7.61 million for the fiscal year-ended June 30, 2007, compared to $1.09 million for the prior year. The increase was mainly due to one time $6.4 million merger related expenses connected to the previously announced $30 million bridge loan in December 2006 as part of the Chardan North China Acquisition Corp. announcement, with $4.82 million being the amortization of discount to notes payable and $1.58 million being the accrued interest on notes payable.

For the fiscal year ended June 30, 2007, the Company’s comprehensive income was $15.81 million compared to $19.20 million for the prior fiscal year, with the difference being primarily attributable to the $6.4 million increase in interest expense.

Upcoming Events
Dr. Wang concluded, “HLS is continuing its search for a Chief Financial Officer with experience in both the Chinese and U.S. markets. We expect to fill the position in the near future and will schedule a financial community call shortly thereafter. In addition, we are continuing to seek a listing on a national exchange, and hope to provide an update shortly.”

About HLS Systems
HLS has become one of the leading automation systems providers in the PRC, developing a number of core technologies and completing over 4,700 projects utilizing a wide array of automation products. The Company specializes in the research, development, production, sale and distribution of industrial automation and control systems, competing effectively with both domestic Chinese companies and large, multinational participants in the industrial, rail and nuclear power sectors.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements concerning our expectations about future operating results, potential acquisitions and the retention of a CFO. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of HLS’ management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which HLS is engaged; cessation or changes in government incentive programs: potential trade barriers affecting international expansion; fluctuations in customer demand; management of transitions to new markets; intensity of competition from or introduction of new and superior products by other providers of automation and control system technology; timing, approval and market acceptance of new product introductions; as well as other relevant risks detailed in HLS’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. HLS does not assume any obligation to update the information contained in this press release or filings.

HLS Systems International Ltd.	Page 4
September 27, 2007

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(In US Dollars)
	Years Ended June 30,
	2005	2006	2007

Revenues:
Integrated contract revenue	$75,027,422	$86,187,820	$97,380,399
Products sales	4,545,410	3,728,784	4,505,087

Total revenues	79,572,832	89,916,604	101,885,486

Cost of integrated contracts	52,164,176	57,107,242	64,284,550
Cost of products sold	2,518,835	842,813	1,818,715

Gross profit	24,889,821	31,966,549	35,782,221

Operating expenses:
Selling	5,646,565	6,378,462	7,577,371
General and administrative	5,136,383	6,483,223	7,098,112
Research and development	202,344	77,724	2,638,622
Impairment loss	-	-	-
Loss on disposal of assets	29,511	32,706	37,109

Total operating expenses	11,014,803	12,972,115	17,351,214

Income from operations	13,875,018	18,994,434	18,431,007

Other income (expense), net	194,547	61,228	172,977
Interest expense, net	(555,796)	(1,088,582)	(7,608,792)
Investment income	664,889	618,843	370,410
Subsidy income	2,292,880	4,355,367	7,280,766

Income before income taxes	16,471,538	22,941,290	18,646,368

Income taxes expenses	401,468	1,368,838	2,501,104

Income before minority interest	16,070,070	21,572,452	16,145,264

Minority interest	2,366,549	3,521,197	3,060,513

Net income	$13,703,521	$18,051,255	$13,084,751

Weighted average number of common shares	22,200,000	22,200,000	22,200,000

Weighted average number of diluted common shares	22,200,000	22,200,000	22,883,836

Basic earnings per share	$0.62	$0.81	$0.59

Diluted earnings per share	$0.62	$0.81	$0.57

Other comprehensive income:
Net income	$13,703,521	$18,051,255	$13,084,751
Translation adjustments	(2,119)	1,149,579	2,723,504

Comprehensive income	$13,701,402	$19,200,834	$15,808,255